Exhibit 99.1

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Applied Materials to Cease Development of Beamline

Implant Products

SANTA CLARA, Calif., February 13, 2007 – Applied Materials, Inc. today announced its intention to cease future development of beamline implant products for semiconductor manufacturing and close the operations of its Applied Implant Technologies group based in Horsham, England. Applied will continue to supply new and refurbished tools to meet customers’ capacity requirements. Comprehensive support for customers, including field support and spare parts, will be provided through the company’s Applied Global Services group.

“Our implant business has a long history dating back to the acquisition of Lintott Engineering in 1980,” said Mike Splinter, president and CEO. “Unfortunately, the implant equipment business has changed over the past few years and moved towards commoditization and projected financial performance does not warrant further expenditure in next-generation beamline implant products.”

Approximately 270 employees located primarily in Horsham will be affected by the closure, which is expected to be completed by the end of December 2007. Applied expects to record total costs in the range of $90 million to $130 million over the next four fiscal quarters in connection with this plan.

“We appreciate the dedication and efforts of our Implant employees and thank them for their contribution to our company,” said Splinter. “We are fully committed to supporting our implant customers around the world as we work through this plan.”

This press release contains forward-looking statements, including those regarding the expected costs and anticipated timing of the exit activities. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof and include the assumptions that underlie such statements. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to: customer requirements; the results of lease negotiations; retention of key employees; changes in Applied’s business requirements; and other risks described in Applied’s SEC filings. Applied undertakes no obligation to revise or update any forward-looking statements.

Applied Materials, Inc. (Nasdaq: AMAT) is the global leader in Nanomanufacturing Technology™ solutions with a broad portfolio of innovative equipment, service and software products for the fabrication of semiconductor chips, flat panels, solar photovoltaic cells, flexible electronics and energy efficient glass. At Applied Materials, we apply Nanomanufacturing Technology to improve the way people live. Learn more at www.appliedmaterials.com.

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